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                                                                    Exhibit 99.3


RALLY'S HAMBURGERS, INC.

14255 49th Street North, Building 1 * Clearwater, FL 33762
* (727) 519-2000 * (727) 519-2001
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                                                                   NEWS RELEASE

         CONTACT: Joseph N. Stein, Chief Financial Officer
                  (727) 519-2000
                                                          FOR IMMEDIATE RELEASE


                      RALLY'S ANNOUNCES BOND SINKING FUND
                             REQUIREMENTS FULFILLED


CLEARWATER, FL - SEPTEMBER 18, 1998 - RALLY'S HAMBURGERS, INC. (NASDAQ:RLLY) announced today that the company has fulfilled its June 15, 1999 bond sinking fund requirements, with respect to the 9 7/8% Senior Notes due June 15, 2000.

On March 9, 1993, the Company sold approximately $85 million of Senior Notes. The Company was required to make a mandatory sinking fund payment by June 15, 1999, to retire 33-1/3% of the principal amount of the notes issued. Due to note repurchases in prior years, approximately $1.6 million of principal payments were remaining to complete the sinking fund requirement.

Commenting on the fulfillment, Joseph N. Stein, Executive Vice President and Chief Financial Officer, stated, "With the bonds trading below face value, the Company seized the opportunity to fulfill the sinking fund requirement. Although the face value of the remaining principal payments was approximately $1.6 million, the average price of the repurchased bonds was $88.79. I am pleased that the cash flow of the Company allowed us to fulfill the requirement nine months early."

Statements in this release which are not historical facts are "forward looking" statements and "Safe Harbor" statements under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, as documented in the Company's filing on Form 10-K dated March 30, 1998 with the Securities and Exchange Commission.


Rally's Hamburgers, Inc., along with its franchisees, operates approximately 484 double drive-thru hamburger restaurants primarily in the Midwestern United States.